Exhibit 4.1


May 21, 1997

Claude Johnson
President and Chief Executive Officer
         and
Richard Grose
Treasurer
Research, Inc.
6425 Flying Cloud Drive
Eden Prairie, MN  55344

Gentlemen:

I am pleased to inform you that Norwest has agreed to modify Research, Inc.'s covenant measures required under the Letter Agreement dated October 28, 1996. Specifically, the tangible net worth covenant shall be amended and reduced and from $6,500,000 to $5,500,000 and the maximum debt to tangible net worth ratio covenant shall be amended and increased from 1.0:1.0 to 1.25:1.0. All other covenants required under the Letter Agreement will remain unchanged.

Please acknowledge your acceptance of the foregoing modifications to the Letter Agreement by signing below where indicated and return to me, along with the enclosed Promissory Note, once executed, at your earliest convenience. If you have any questions or comments, please feel free to contact me or Brad Sullivan at 830-8926.

Most sincerely,


/s/ Douglas L. Van Metre
----------------------------
Vice President
Norwest Bank Minnesota, N.A.


Accepted and agreed to this 27th day of May, 1997.

RESEARCH, INCORPORATED

By:  /s/  Claude C. Johnson
     ----------------------
Its:  President and CEO
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